EXHIBIT 99

                   INTERRA BOARD AUTHORIZES
                600,000 SHARE REPURCHASE PLAN

MINNEAPOLIS, December 9, 1997 -- Interra Financial (NYSE:IFI), parent company of Dain Bosworth of Minneapolis and Rauscher Pierce Refsnes of Dallas, announced that its board today authorized the repurchase of up to 600,000 shares of Interra common stock from time to time at prevailing prices on the open market, by block purchases, or in privately negotiated transactions. The repurchased shares will be used for the company's employee stock incentive and other benefit plans, or for other corporate purposes.

The repurchase program will commence after completion of the existing 100,000-share plan, of which 33,000 shares remain.
Interra also repurchased 600,000 shares of its stock between April 1994 and July 1996.

"We believe repurchase of Interra stock is an excellent investment and an important part of managing our capital," said Irving Weiser, chairman and chief executive of Interra. "In addition, despite the fact that Interra shares have appreciated 70 percent in value this year, we are trading at a discount to our peer group."

According to Financial Service Analytics (FSA), an independent securities-industry research firm, Interra closed on December 8 at 13.4 times trailing 12-month earnings, excluding third-quarter restructuring charges, compared with the median of 16.9 times earnings for FSA's index of 10 "mid-cap" securities firms.

Interra announced in October that it is combining its Dain and Rauscher subsidiaries into one full-service brokerage firm on January 2, 1998. Interra took a one-time after-tax charge of 72 cents per share against third-quarter earnings to cover the restructuring.

Interra's stock price closed at $59.94 on December 9. There are 12,306,796 shares outstanding.

Interra Financial, which becomes Dain Rauscher Corporation on January 2, is the nation's tenth largest full-service securities firm with 3,600 employees. Founded in 1909, the Minneapolis-based company provides advice and services to individual investors in 21 western states, and investment banking services to corporations and municipalities nationwide. Through its St. Louis-based Correspondent Services unit, the company markets clearing and trade settlement services to 180 non-affiliated broker-dealers in the U.S. and abroad. The company's broker-dealers are members of the New York Stock Exchange and other major stock and option exchanges as well as the Securities Investor Protection Corp. The company's common stock will trade after Jan 2, 1998 on the New York Stock Exchange under the symbol DRC.

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CONTACT:  Neal St. Anthony (612) 371-2934